Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Elects John F. Ferraro to Its Board of Directors

ROANOKE, Va., August 19, 2014 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both do-it-yourself and professional installer customers, today announced that John F. Ferraro, who currently serves as Global Chief Operating Officer of Ernst & Young (EY), has been elected to Advance's Board of Directors. Mr. Ferraro’s appointment will be effective on February 10, 2015, subsequent to his retirement from EY.

"We are delighted to welcome John to our Board of Directors," said John Brouillard, Chair of the Board for Advance Auto Parts. "His experience and leadership align well with Advance's strategic direction and goals. We look forward to his contributions to our Board and to Advance Auto Parts."

Mr. Ferraro joined EY in 1976 and has been a partner for 26 years, holding various positions of senior responsibility including Global Vice Chair Audit. In addition, Mr. Ferraro has served as a member of EY’s Global Executive board for more than 10 years.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both do-it-yourself and professional installer customers. As of July 12, 2014 Advance operated 5,289 stores, 106 Worldpac branches, and served approximately 1,400 independently owned Carquest branded stores in 49 states, Puerto Rico, the Virgin Islands and Canada. Advance employs approximately 74,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

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